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                                     KEY FUND, INC.

                                  ARTICLES OF AMENDMENT

                Key Fund, Inc., a Maryland corporation having its principal office in Baltimore City, Maryland (hereinafter called the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland, that:

                FIRST: The Articles of Incorporation of the Corporation is hereby amended by striking out Article SECOND of the Articles of Incorporation and inverting in lien thereof the following:

                                     ARTICLE SECOND

                                          NAME

                 The name of the Corporation (which is hereinafter called the "Corporation") is ASM FUND, INC.

                 SECOND: The Board of Directors of the Corporation by a unanimous written consent dated January 9, 1991 duly adopted a resolution in which was set forth the foregoing amendment to the Articles of Incorporation.


                 THIRD: The remaining Articles of the Articles of Incorporation shall remain in full force and effect.

                 FOURTH: The amendment of the Articles of Incorporation of the Corporation as hereinabove set forth has been duly advised, approved and adopted by the Board of Directors of the Corporation there being no stock outstanding or subscribed for at the time of approval.

                 FIFTH: The authorized capital of the Corporation has not been increased by these Articles of Amendment.

                 IN WITNESS WHEREOF, the officers of the Corporation who executed on behalf of said corporation these Articles of Amendment hereby acknowledge, in the name and on behalf of said corporation these Articles of Amendment to be the corporate act of said corporation and further certify, under the penalties of perjury, that, to the best of their knowledge, information and belief, the matters and facts set forth therein with respect to the approval thereof are true in all material respects, all on this 11th day of January, 1991.

Attest:                                             Key Fund, Inc.


/s/ William C. Tapella                              /s/ Gail R. Herick
------------------------                            --------------------
William C. Tapella                                  Gail R. Herick
Treasurer                                           President and Secretary